Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of T Stamp Inc. and Subsidiaries (the “Company”) of our report dual dated April 6, 2022, and March 30, 2023 with respect to the consolidated balance sheet of the Company as of December 31, 2021 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Company’s liquidity.

We also consent to the reference to our firm under the caption “Experts” in the accompanying Form S-1.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

August 10, 2023